Exhibit 99.1

October 27, 2003

FOR IMMEDIATE RELEASE

Hard Rock Hotel & Casino in Las Vegas

Reports 3rd Quarter Net Revenues, EBITDA & Net Income

LAS VEGAS, October 27/PRNewswire/ — Hard Rock Hotel, Inc. (“Hard Rock”), which owns and operates the Hard Rock Hotel & Casino in Las Vegas, Nevada, today reported that 3rd quarter net revenues increased $3.5 million or 10% to $37.2 million compared with $33.7 million in the year-earlier three-month period.  Earnings before interest, taxes, depreciation and amortization and loss on early extinguishment of debt (“Adjusted EBITDA”) (1), increased $1.9 million or 24% to $9.8 million compared with $7.9 million in the year-earlier period.  Net income remained consistent at  $1.9 million.

Quarterly net revenues improved due primarily to increased food and beverage revenue and increased hotel revenue.  Adjusted EBITDA increased due to improvements in net operating profits in every department except for retail, which remained constant.

Peter Morton, Hard Rock’s Chairman of the Board and Chief Executive Officer, commenting on the quarterly results stated, “Our record 3rd quarter Adjusted EBITDA performance was also the 2nd highest of any quarter in the Company’s history.  It was achieved through the implementation of several new programs designed to stimulate revenues while controlling costs in combination with the hard work of our employees.  The Company has never been in a better position both financially and operationally.”

There will be a conference call open to investors:

•                  Date:                                            Wednesday, October 29, 2003

•                  Time:                                           2:00 P.M. Eastern Daylight Time

                                                                                                                                                11:00 A.M. Pacific Daylight Time

                        Dial:                                                (888) 273-9885 Domestic only

CONTACT:                                 Jim Bowen of Hard Rock Hotel, Inc., 702-693-5031

This press release contains certain forward-looking statements, which Hard Rock is making in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that all forward-looking statements are subject to significant risks and uncertainties.  Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, or achievements of Hard Rock, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Additional information concerning risk factors that could cause actual results or events to differ materially from those projected in the forward-looking statements are contained in Hard Rock’s filings with the Securities and Exchange Commission.

HARD ROCK HOTEL, INC.

 (in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenue:
Casino	$15,225	$15,217	$43,272	$42,363
Lodging	8,015	6,833	23,111	20,655
Food and beverage	12,406	10,212	35,804	31,830
Retail	2,256	2,219	6,492	6,844
Other income	2,123	1,987	5,810	5,603
Gross revenues	40,025	36,468	114,489	107,295
Less: complimentaries	(2,787)	(2,736)	(8,392)	(8,099)
Net revenues	37,238	33,732	106,097	99,196

Costs and expenses:
Casino	8,281	8,503	25,030	24,767
Lodging	1,981	1,856	5,765	5,373
Food and beverage	6,474	5,568	18,576	16,155
Retail	958	925	2,819	2,923
Other	1,076	1,032	2,957	2,950
Marketing	2,314	2,265	5,551	5,862
Related party expenses	1,071	1,001	3,276	2,779
General and administrative	5,293	4,539	14,691	12,730
Pre-opening expense	37	100	60	100
Total costs and expenses	27,485	25,789	78,725	73,639

Earnings before interest, taxes, depreciation and amortization and loss on early extinguishment of debt (“AdjustedEBITDA”)	9,753	7,943	27,372	25,557

Depreciation and amortization	2,990	2,826	8,766	8,483
Interest expense, net	4,928	3,242	11,947	9,902
Loss on early extinguishment of debt	—	—	4,258	—
Income tax (benefit) provision	—	—	(100)	—
Other (income) expense, net	(53)	(4)	(20)	40
Net Income	1,888	1,879	2,521	7,132

Preferred stock dividends	—	1,386	2,346	4,029
Income applicable to common shareholders	$1,888	$493	$175	$3,103

BASIC AND DILUTED NET INCOME PER SHARE

Applicable to common shareholders	$24.83	$6.48	$2.30	$40.82

Weighted average number of common shares outstanding	76,023	76,023	76,023	76,023

Reconciliation of Net Income to Adjusted EBITDA (1)

(in thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net Income (Loss)	$1,888	$1,879	$2,521	$7,132

Depreciation and amortization	2,990	2,826	8,766	8,483
Interest expense, net	4,928	3,242	11,947	9,902
Loss on early extinguishment of debt	—	—	4,258	—
Income tax (benefit) provision	—	—	(100)	—
Other (income) expense, net	(53)	(4)	(20)	40

Earnings before interest, taxes, depreciation and amortization and loss on early extinguishment of debt (“Adjusted EBITDA”)	$9,753	$7,943	$27,372	$25,557

(1)  Adjusted EBITDA consists of earnings before interest, taxes, depreciation and amortization and loss on early extinguishment of debt, as applicable.  Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is 1) a widely used measure of operating performance in the gaming industry, and 2) a principal basis for valuation of gaming companies.  Adjusted EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities, as a measure of liquidity, or as any other measure determined in accordance with generally accepted accounting principles.  The Company has significant uses of cash flows, including capital expenditures, interest payments and debt principal repayments, which are not reflected in Adjusted EBITDA.  Also, other gaming companies that report Adjusted EBITDA information may calculate Adjusted EBITDA in a different manner than the Company.

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